Exhibit 5
                                 LAW OFFICES OF
                                  BRIAN W PUSCH
                                ATTORNEYS AT LAW

                                 PENTHOUSE SUITE
                               29 WEST 57TH STREET
                               NEW YORK, NY 10019
                            TELEPHONE (212) 980-0408
                            FACSIMILE (212) 980-7055

                                                   October 29, 1997

ImClone Systems Incorporated
180 Varick Street
New York, New York  10014

                          IMCLONE SYSTEMS INCORPORATED
                        Registration of 450,000 Shares of
                    Common Stock, par value $.001 per share,
                       on Form S-3 Registration Statement

Ladies and Gentlemen:

     We are acting as special counsel to ImClone Systems Incorporated, a Delaware corporation (the "Company"), in connection with the filing by the Company with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a Registration
Statement on Form S-3 (the "Registration Statement") pursuant to which 450,000 shares (the "Shares") of the Company's Common Stock, par value $.001 per share, may be offered and sold from time to time by High River Limited Partnership, a Delaware limited partnership (the "Selling Stockholder"). The Shares are issuable upon exercise of options granted by the Company to the Selling Stockholder prior to the date hereof (the "Options").

     This opinion is being furnished pursuant to the requirements  applicable to
Item 16 of Part II of the Registration Statement.

     In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company, orders, rulings and certificates of public officials, officers and representatives of the Company and such other persons, have made investigations of law, and have discussed with officers and other representatives of the Company such questions of fact, as we have deemed proper and necessary as a basis for the opinions hereinafter expressed. As to certain questions of fact we have relied, without independent verification, on information provided to us by the Company. We have assumed the genuineness of all signatures appearing on the documents furnished to or reviewed by us and we have also assumed that any person purporting to execute any document in a representative capacity is a duly authorized representative of the person for whom such person executed such document.

     Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and (1) when the provisions of the securities and blue sky laws of certain jurisdictions shall have been complied with, and (2) when the Shares, certificates for which shall have been duly executed, shall have been delivered against payment of the consideration therefor in accordance with the Options and such consideration is not less than the par value of the Shares, the Shares will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

     We are admitted to practice in the State of New York and we express no opinion herein concerning any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                        Very truly yours,

                                                        /s/ Brian W Pusch
                                                        Brian W Pusch

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